FOR RELEASE ON OR AFTER: April 30, 2013

CONTACT:    John Perino, VP Investor Relations
608-361-7501
john.perino@regalbeloit.com

Regal Beloit Corporation Announces First Quarter 2013 Financial Results; Diluted Earnings per Share In Line With Guidance

BELOIT, WI - Regal Beloit Corporation (NYSE: RBC) today reported financial results for the first quarter 2013. Net sales for the first quarter 2013 were $778.2 million compared to $807.9 million for the first quarter of 2012. Net Income for the first quarter 2013 was $50.7 million compared to $49.9 million for the first quarter of 2012. Diluted earnings per share for the first quarter 2013 were $1.09 compared to $1.16 for the first quarter of 2012, reflecting the higher share count.

“In the first quarter of 2013, Regal's end markets were mixed. While the U.S. residential market grew in line with expectations, the U.S. commercial and industrial markets did not perform as well as we had expected earlier in the year. Our North American HVAC sales were up 3.5% in the quarter and sales in our Unico business remained strong," said Regal Chairman and CEO Mark Gliebe. "In spite of the top line challenges the teams executed well on our synergy and simplification initiatives, allowing us to maintain operating margins," continued Mark Gliebe.

ADJUSTED DILUTED EARNINGS PER SHARE*	Three Months Ended
	Mar 30, 2013	Mar 31, 2012
GAAP Diluted Earnings Per Share	$1.09	$1.16
Purchase Accounting Costs	—	0.01
Restructuring Costs	0.01	—
Gain on Disposal of Real Estate	—	(0.02)
Retroactive Tax Credit	(0.02)	—
Adjusted Diluted Earnings Per Share	$1.08	$1.15

*This earnings release includes non-GAAP financial measures. Schedules that reconcile these non-GAAP financial measures to the most comparable GAAP figures are included with this earnings release.

NET SALES	(Dollars In Millions)
	Three Months Ended
	Mar 30, 2013	Mar 31, 2012	% Change
Net Sales	$778.2	$807.9	(3.7)%

Net Sales by Segment:
Electrical segment	711.0	731.4	(2.8)%
Mechanical segment	67.2	76.5	(12.2)%

Electrical segment net sales in the first quarter 2013 included $4.6 million from businesses acquired within the last year. North American residential HVAC net sales increased 3.5% for the first quarter 2013 compared to the first quarter of 2012. Excluding the impact of the acquired businesses, North American commercial and industrial motor net sales decreased 6.7% for the same period.

Mechanical segment net sales for the first quarter 2013 included $3.4 million from the businesses acquired within the last year. Excluding the impact of the acquired and divested businesses, Mechanical segment net sales in North America decreased 6.9%.

First quarter 2013 net sales to regions outside the United States decreased 6.8% compared to first quarter of 2012 and represented 33.6% of total net sales. The impact of foreign currency exchange rates decreased total net sales by 0.8% and international sales by 2.4% for the first quarter 2013 compared to the first quarter of 2012.

In the first quarter 2013, sales of high efficiency products grew 3.5% from the first quarter of 2012 and represented 19.6% of net sales.

GROSS PROFIT	(Dollars in millions)
	Three Months Ended
	Mar 30, 2013	Mar 31, 2012
Gross Profit	$199.5	$197.6
As a percentage of net sales	25.6%	24.5%

Gross Profit
Electrical segment	$181.3	$178.8
As a percentage of net sales	25.5%	24.4%
Mechanical segment	$18.2	$18.8
As a percentage of net sales	27.1%	24.5%

First quarter 2013 gross profit included $0.5 million of restructuring expenses, reported in the Electrical segment cost of sales. For the Mechanical segment, first quarter 2012 gross profit included $0.5 million purchase accounting adjustments from the acquired business.

OPERATING EXPENSES	(Dollars in millions)
	Three Months Ended
	Mar 30, 2013	Mar 31, 2012
Operating Expenses	$123.6	$118.5
As a percentage of net sales	15.9%	14.7%

Operating Expenses by Segment
Electrical segment	$114.0	$109.5
As a percentage of net sales	16.0%	15.0%
Mechanical segment	$9.6	$9.0
As a percentage of net sales	14.3%	11.8%

Electrical segment operating expenses for the first quarter 2013 included restructuring expenses of $0.4 million and $0.6 million incremental operating expenses from the acquired businesses. Mechanical segment operating expenses for the first quarter 2013 included an incremental $0.3 million from the acquired business. For the first quarter of 2012, Mechanical segment operating expenses included a $1.3 million gain from the sale of surplus real estate.

INCOME FROM OPERATIONS	(Dollars in millions)
	Three Months Ended
	Mar 30, 2013	Mar 31, 2012
Income from Operations	$75.9	$79.1
As a percentage of net sales	9.8%	9.8%

Income from Operations by Segment
Electrical segment	$67.3	$69.4
As a percentage of net sales	9.5%	9.5%
Mechanical segment	$8.6	$9.7
As a percentage of net sales	12.8%	12.7%

The effective tax rate for the first quarter 2013 was 23.2% compared to 26.3% for the first quarter 2012. The decrease was driven primarily by completion of the tax integration of the EPC acquisition and the retroactive reinstatement of the R&D tax credit.

Interest expense was down $1.2 million compared to the first quarter 2012 due to a decline in average outstanding debt.

For the first quarter 2013, net cash provided by operating activities was $66.0 million. For the first quarter 2012, net cash provided by operating activities was $68.5 million. Cash on hand at March 30, 2013 was $411.9 million, an increase of $36.6 million from year end 2012. For the first quarter 2013, free cash flow* represented 91.7% of net income.

“As we look to the second quarter, sluggish demand in our North American commercial and industrial markets is impacting both our electrical and mechanical segments. To a lesser extent, we are anticipating unfavorable market dynamics in the HVAC channel. We expect diluted earnings per share for the second quarter of 2013 to be $1.17 to $1.25. Adding back $0.02 of restructuring charges, adjusted diluted earnings per share are expected to be $1.19 to $1.27,” continued Mark Gliebe.

Regal management will hold a conference call to discuss the earnings release at 9:00 AM CDT (10:00 AM EDT) on Wednesday, May 1, 2013. Individuals who would like to participate by phone should dial 800-860-2442, referencing Regal. International callers should dial

412-858-4600, referencing Regal. To view the presentation during the call, please follow this link to Regal's Investors page:
http://investors.regalbeloit.com/phoenix.zhtml?c=116222&p=irol-presentations.

To listen to the live audio and view the presentation via the internet, please go to: http://www.videonewswire.com/event.asp?id=93537.

A telephone replay of the call will be available through August 1, 2013, at 877-344-7529, conference ID 10027841. International callers should call 412-317-0088 using the same conference ID. A webcast replay will be available until August 1, 2013, and can be accessed at http://investors.regalbeloit.com/phoenix.zhtml?c=116222&p=irol-calendarPast or at
http://www.videonewswire.com/event.asp?id=93537.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world. Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words. Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, power generation and mechanical motion control industries; our ability to develop new products based on technological innovation and the marketplace acceptance of new and existing products; fluctuations in commodity prices and raw material costs; our dependence on significant customers; issues and costs arising from the integration of acquired companies and businesses, including the timing and impact of purchase accounting adjustments; unanticipated costs or expenses we may incur related to product warranty issues; our dependence on key suppliers and the potential effects of supply disruptions; infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies; increases in our overall debt levels as a result of acquisitions or otherwise and our ability to repay principal and interest on our outstanding debt; product liability and other litigation, or the failure of our products to perform as anticipated, particularly in high volume applications; economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control; unanticipated liabilities of acquired businesses; cyclical downturns affecting the global market for capital goods; difficulties associated with managing foreign operations; and other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K(A) filed on March 26, 2013 and from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this presentation are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
(Dollars in Millions, Except per Share Data)

	Three Months Ended
	Mar 30, 2013	Mar 31, 2012
Net Sales	$778.2	$807.9
Cost of Sales	578.7	610.3
Gross Profit	199.5	197.6
Operating Expenses	123.6	118.5
Income From Operations	75.9	79.1
Interest Expense	10.6	11.8
Interest Income	0.7	0.4
Income Before Taxes	66.0	67.7
Provision For Income Taxes	15.3	17.8
Net Income	50.7	49.9
Less: Net Income Attributable to Noncontrolling Interests, net of tax	1.2	1.2
Net Income Attributable to Regal Beloit Corporation	$49.5	$48.7
Earnings Per Share Attributable to Regal Beloit Corporation:
Basic	$1.10	$1.17
Assuming Dilution	$1.09	$1.16
Cash Dividends Declared	$0.19	$0.18
Weighted Average Number of Shares Outstanding:
Basic	45.0	41.6
Assuming Dilution	45.3	42.0

SEGMENT INFORMATION
Unaudited
(Dollars In Millions)
	Electrical Segment		Mechanical Segment
	Three Months Ended
	Mar 30, 2013	Mar 31, 2012	Mar 30, 2013	Mar 31, 2012
Net Sales	$711.0	$731.4	$67.2	$76.5
Income from Operations	67.3	69.4	8.6	9.7

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(Dollars in Millions)
	Mar 30, 2013	Dec 29, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$411.9	$375.3
Trade Receivables, less Allowances of $10.8 million in 2013 and $10.2 million in 2012	509.3	446.0
Inventories	573.1	557.0
Prepaid Expenses and Other Current Assets	113.4	112.9
Deferred Income Tax Benefits	45.0	48.7
Total Current Assets	1,652.7	1,539.9

Property, Plant, Equipment and Noncurrent Assets	2,025.7	2,029.2
Total Assets	$3,678.4	$3,569.1

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	328.0	251.8
Other Accrued Expenses	205.7	218.3
Current Maturities of Debt	67.7	63.8
Total Current Liabilities	601.4	533.9

Long-Term Debt	754.5	754.7
Other Noncurrent Liabilities	279.6	284.0
Equity:
Total Regal Beloit Corporation Shareholders' Equity	1,999.0	1,953.4
Noncontrolling Interests	43.9	43.1
Total Equity	2,042.9	1,996.5
Total Liabilities and Equity	$3,678.4	$3,569.1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
(Dollars in Millions)
	Three Months Ended
	Mar 30, 2013	Mar 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$50.7	$49.9
Adjustments to reconcile net income and changes in assets and liabilities (net of acquisitions) to net cash provided by operating activities:
Depreciation and amortization	31.6	30.9
Excess tax benefits from share-based compensation	(0.6)	(0.6)
Gain on disposition of property, net	—	(1.3)
Share-based compensation expense	2.3	2.1
Change in assets and liabilities	(18.0)	(12.5)
Net cash provided by operating activities	66.0	68.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(20.6)	(19.8)
Purchase of investment securities	(7.6)	—
Sales of investment securities	7.4	—
Business acquisitions, net of cash acquired	(6.0)	(93.0)
Proceeds from sale of assets	—	2.3
Net cash used in investing activities	(26.8)	(110.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facility	—	155.5
Repayments under revolving credit facility	—	(93.5)
Proceeds from short-term borrowings	16.3	6.0
Repayments of short-term borrowings	(12.5)	(0.9)
Repayments of long-term debt	(0.1)	(0.1)
Dividends paid to shareholders	(8.5)	(7.5)
Proceeds from the exercise of stock options	1.2	1.7
Excess tax benefits from share-based compensation	0.6	0.6
Net cash (used in) provided by financing activities	(3.0)	61.8

EFFECT OF EXCHANGE RATES ON CASH	0.4	1.8

Net increase in cash and cash equivalents	36.6	21.6
Cash and cash equivalents at beginning of period	375.3	142.6
Cash and cash equivalents at end of period	$411.9	$164.2

NON-GAAP MEASURES

Unaudited
(Dollars in Millions Except Per Share Data)

We prepare financial statements in accordance with accounting principles generally accepted in the United States (GAAP).  We also disclose adjusted diluted earnings per share (EPS), adjusted gross profit, adjusted gross profit as a percentage of net sales, adjusted income from operations, free cash flow and free cash flow as a percentage of net income attributable to Regal Beloit Corporation (collectively, “non-GAAP financial measures”). We use these measures in our internal performance reporting and for reports to the Board of Directors.  We also periodically disclose certain of these measures in our quarterly earnings releases, on investor conference calls, and in investor presentations and similar events. We believe that these non-GAAP financial measures are useful measures for providing investors with additional insight into our operating performance. This additional information is not meant to be considered in isolation or as a substitute for our results of operations prepared and presented in accordance with GAAP.  Free cash flow is defined as net cash provided by operating activities less additions to property, plant and equipment.

	Three Months Ended
	Mar 30, 2013	Mar 31, 2012
GAAP Gross Profit	$199.5	$197.6
Purchase Accounting Costs	—	0.5
Restructuring Costs	0.5	—
Adjusted Gross Profit	$200.0	$198.1

Adjusted Gross Profit as a Percentage of Net Sales	25.7%	24.5%

	Three Months Ended
	Mar 30, 2013	Mar 31, 2012
GAAP Income from Operations	$75.9	$79.1
Acquisition Costs and Purchase Accounting Costs	—	0.5
Restructuring Costs	0.9	—
Gain on Disposal of Real Estate	—	(1.3)
Adjusted Income from Operations	$76.8	$78.3

	Three Months Ended
	Mar 30, 2013	Mar 31, 2012
GAAP Net Cash Provided by Operating Activities	$66.0	$68.5
Additions to Property Plant and Equipment	(20.6)	(19.8)
Free Cash Flow	$45.4	$48.7
Free Cash Flow as a Percentage of Net Income Attributable to Regal Beloit	91.7%	100.0%